EXHIBIT 99.1

OFFICE OF THE UNITED STATES TRUSTEE - REGION 3

POST-CONFIRMATION QUARTERLY SUMMARY REPORT

This Report is to be submitted for all bank accounts that are presently maintained by the post confirmation debtor.

Debtor's Name: Washington Mutual, Inc., et al	Bank: Various

Bankruptcy Number: 08-12229 (MFW)	Account Number:	Various

Date of Confirmation: February 23, 2012	Account Type:	Various

Reporting Period (month/year):	April 1, 2014 through June 30, 2014

Beginning Cash Balance:	$ 206,638,081

All receipts received by WMI Liquidating Trust (“Trust”) on behalf of the Debtors:

Cash Sales / Interest:	$ 62,206

Collection of Accounts Receivable:	$ 0

Proceeds from Litigation / Settlement:	$ 44,700,000

Sale of Debtor’s Assets:	$ 0

Other Cash Receipts /Transfers:	$ 155,237

Total of cash received:	$ 44,917,443

Total of cash available:	$ 251,555,524

Less all disbursements or payments (including payments made under the confirmed plan) made by the Trust:

Disbursements made under the plan, excluding the administrative claims of bankruptcy professionals:	$ 12,877,023

Disbursements made pursuant to the administrative claims of bankruptcy professionals:	$ 8,524,952

All other disbursements made in the ordinary course:	$ 687,489

Total Disbursements	$ 22,089,464

Ending Cash Balance:	$ 229,466,060

Pursuant to 28 U.S.C. Section 1746(2), I hereby declare under penalty of perjury that the foregoing is true and correct to the best of my knowledge and belief.

7/30/14	/s/ John Maciel	Chief Financial Officer
Date	Name/Title

WMI Liquidating Trust
June 2014 Quarterly Summary Report -- UNAUDITED

TABLE OF CONTENTS

Page	Description

1	Background/Disclaimer

3	Schedule of Cash Receipts and Disbursements - Quarterly

4	Schedule of Cash Receipts and Disbursements - Cumulative

5	Statement of Net Assets in Liquidation (Balance Sheet)

6	Statement of Changes in Net Assets in Liquidation (Income Statement)

7	Notes to the Financial Statements

13	Rollforward of Liquidating Trust Interests

14	Next Dollar Analysis -- June 30, 2014

15	Rollforward of Disputed Claims Reserve

BACKGROUND / DISCLAIMER

This Quarterly Summary Report of  WMI Liquidating Trust (the “Trust”), as successor-in-interest to Washington Mutual, Inc. (“WMI”) and WMI Investment Corp. (together referred to as the “Debtors”), to the United States Bankruptcy Court for the District of Delaware (“Bankruptcy Court”) covering the period from April 1, 2014 through June 30, 2014, was prepared solely for the purpose of complying with the quarterly operating guidelines as described in the Chapter 11 Trustee Handbook, United States Department of Justice, May 2004 in accordance with 28 U.S.C. §1746(2).  This Quarterly Summary Report is limited in scope, covers only a limited time period, and is not intended to serve as a basis for investment in any security of any issuer.  This Quarterly Summary Report was prepared in accordance with liquidation basis accounting.  The financial data reflected in this document were not audited or reviewed by an independent registered public accounting firm and are subject to future adjustment and reconciliation.  Given its special purpose and limited scope, this report does not include all adjustments and notes that would be required to be reported in accordance with U.S. Generally Accepted Accounting Principles as adopted by the Financial Accounting Standards Board (“FASB”).  Results set forth in the Quarterly Summary Report should not be viewed as indicative of future results.  This disclaimer applies to all information contained herein.

On September 26, 2008 (the “Petition Date”), the Debtors commenced voluntary cases under Chapter 11 of title 11 of the United States Code with the Bankruptcy Court.  Prior to the Petition Date, on September 25, 2008, the Director of the Office of Thrift Supervision appointed the Federal Deposit Insurance Corporation (the “FDIC”) as receiver for Washington Mutual Bank (“WMB”), a subsidiary of WMI, and advised WMI that the receiver was immediately taking possession of WMB’s assets.  Immediately after its appointment as receiver, the FDIC sold substantially all the assets of WMB, including the stock of Washington Mutual Bank fsb, to JPMorgan Chase Bank, National Association (“JPMC”), pursuant to that certain Purchase and Assumption Agreement, Whole Bank, dated as of September 25, 2008.

The Bankruptcy Court confirmed the Seventh Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the United States Bankruptcy Code that the Debtors filed with the Bankruptcy Court on December 12, 2011 (and as subsequently amended and modified from time to time, the “Plan”), by order, dated February 23, 2012, (the “Confirmation Order”) [D.I. 9759].  After the satisfaction or waiver of the conditions described in the Plan, the transactions contemplated by the Plan were consummated on March 19, 2012 (the “Effective Date”), and, on March 23, 2012, the Debtors made initial distributions to creditors pursuant to the Plan (the “Initial Distribution”).  WMI emerged on the Effective Date as a newly reorganized company, WMI Holdings Corp. (“Reorganized WMI”).

In addition, the Plan provided for the creation of the Trust, which was formed on March 6, 2012, pursuant to the execution of the liquidating trust agreement dated as of March 6, 2012, by and among the Debtors, William C. Kosturos, as the liquidating trustee (the “Liquidating Trustee”), and CSC Trust Company of Delaware, as the Delaware resident trustee (as amended, the “Liquidating Trust Agreement”).   On or shortly after the Effective Date, certain of the Debtors’ assets were transferred to the Trust for the benefit of those stakeholders who were not paid in full in the Initial Distribution or whose claims remain disputed.   The Trust is a successor-in-interest to the Debtors pursuant to the Plan and the Liquidating Trust Agreement.  The Trust has an initial term of three years from the Effective Date, subject to extension for up to an additional three years (subject to certain limited exceptions) with the approval of the Bankruptcy Court.

As successor-in-interest to WMI, the Trust bears the responsibility for future reporting to the Bankruptcy Court.  The Trust reports in accordance with liquidation basis accounting, which requires the reporting entity to report its assets and liabilities based on net realizable values, or the cash the Trust expects to receive for its assets.  For purposes of the Quarterly Summary Reports, management has used the fair market values assigned to the assets for tax reporting purposes.  Valuation of assets requires management to make difficult estimates and judgments.   Management used the services of an independent valuation firm to make its estimates for select assets. Estimates necessarily require assumptions, and changes in such assumptions over time could materially affect the results.  Due to the inherently uncertain nature of estimates and the underlying assumptions, the actual cash to be received by the Trust from liquidation of assets and liabilities will likely be different than reported.  Ongoing adjustments and reconciliations will be reflected in future Quarterly Summary Reports filed with the Bankruptcy Court (which the Trust files with the U.S. Securities and Exchange Commission, or “SEC”, under cover of Form 8-K), and in the Trust’s modified annual report on Form 10-K filed with the SEC for its fiscal year ending December 31, 2013.

The information provided in the notes to the financial statements is provided to offer additional information to the readers of this report.  However, the information is not complete and should be read in conjunction with the Plan and Disclosure Statement.  In addition, readers are encouraged to visit the Trust’s website at www.wmitrust.com, which contains a link to the Trust’s filings with the SEC.

WMI Liquidating Trust
June 2014 Quarterly Summary Report - UNAUDITED
Schedule of Cash Receipts and Disbursements -- Quarterly

	For the Quarter ended June 30, 2014
	Cash	Litigation Reserve	Disputed Claim Cash	Restricted Cash	Total
Beginning Cash - March 31, 2014	$34,509,323	$3,976,453	$154,097,619	$14,054,686	$206,638,081

Receipts
Interest /Investment Income Received	1,033	-	3,102	-	4,135
Treasury Bill accretion	1,032	-	(41)	-	991
Sale / Monetization of Debtor's assets	-	-	-	-	-
Collection of tax receivable	44,700,000	-	-	-	44,700,000
Proceeds from Litigation	-	-	-	-	-
Proceeds from run-off notes	-	-	57,080	-	57,080
Distribution from subsidiaries	-	-	-	-	-
Reimbursement for tax professional fees	-	-	-	-	-
Other receipts	155,237	-	-	-	155,237
Total Receipts	44,857,302	-	60,141	-	44,917,443

Transfers
Disallowance of disputed claims	48,357,580	-	(48,357,580)	-	-
Allowance of disputed claims	-		(436,357)	436,357	-
Allowance of unreserved claims	-	-	-	-	-
Distribution to disputed Liquidating Trust Interests	-	-	-	-	-
Claims disallowed for non-release	-	-	-	-	-
Conditional release from litigation reserve	-	-	-	-	-
Other transfers	-	-	-	-	-
Total transfers	48,357,580	-	(48,793,937)	436,357	-

Disbursements/Payments

Disbursements to allowed claimants
Disbursements to Liquidating Trust Interests	-	-	-	-	-
Disbursements to newly released / allowed claims	-	-	-	12,877,023	12,877,023
Other disbursements to allowed claimants (taxes, releases, etc)	-	-	-	-	-

Disbursements made for bankruptcy expenses
For services prior to the effective date	-	-	-	-	-
For services after the effective date	8,076,115	448,837	-	-	8,524,952

Disbursements in ordinary course:
Salaries and benefits	313,592	-	-	-	313,592
Travel and other expenses	16,206	-	-	-	16,206
Occupancy and supplies	126,159	-	-	-	126,159
Other outside services	102,368	-	-	-	102,368
Other disbursements	8,622	-	-	-	8,622
Trust Advisory Board fees and expenses	120,542	-	-	-	120,542
Disbursements in ordinary course	687,489	-	-	-	687,489

Total Disbursements	8,763,604	448,837	-	12,877,023	22,089,464

Ending Cash and Cash Equivalants	$118,960,602	$3,527,616	$105,363,822	$1,614,020	$229,466,060

WMI Liquidating Trust
June 2014 Quarterly Summary Report - UNAUDITED
Schedule of Cash Receipts and Disbursements -- Cumulative

	From the Effective Date through June 30, 2014
	Cash	Litigation Reserve	Disputed Claim Cash	Restricted Cash	Total
Beginning Cash - Effective Date	$140,117,720	$20,000,000	$725,779,642	$53,738,857	$939,636,219

Receipts
Interest /Investment Income Received	5,824	-	3,802	10,158	19,784
Treasury Bill accretion	39,477	-	354,594	-	394,071
Sale / Monetization of Debtor's assets	3,779,622	-	-	-	3,779,622
Collection of tax receivable	44,700,000	-	-	-	44,700,000
Proceeds from run-off notes	52,872,117	-	72,480	-	52,944,597
Distribution from subsidiaries	3,431,878	-	-	-	3,431,878
Reimbursement for tax professional fees	1,455,407	-	-	-	1,455,407
Other receipts	1,992,737	-	12,573	904,565	2,909,875
Total Receipts	108,277,062	-	443,449	914,723	109,635,233

Transfers
Disallowance of disputed claims	618,669,408	-	(618,669,408)	-	-
Allowance of disputed claims	-	-	(52,220,470)	52,220,470	-
Allowance of unreserved claims	(150,528)	-	-	150,528	-
Distribution to disputed Liquidating Trust Interests	(50,030,610)	-	50,030,610	-	-
Claims disallowed for non-release	14,209,673	-	-	(14,209,673)	-
Conditional release from litigation reserve	12,000,000	(12,000,000)	-	-	-
Other transfers	1,527,305	-	-	(1,527,305)	-
Total transfers	596,225,247	(12,000,000)	(620,859,267)	36,634,020	-

Disbursements/Payments

Disbursements to allowed claimants
Disbursements to Liquidating Trust Interests	614,860,046	-	-	(10,937,075)	603,922,971
Disbursements to newly released / allowed claims	-	-	-	89,107,191	89,107,191
Other disbursements to allowed claimants (taxes, releases, etc)	44,004	-	-	11,503,463	11,547,467

Disbursements made for bankruptcy expenses
For services prior to the effective date	49,874,229	-	-	-	49,874,229
For services after the effective date	52,090,967	4,472,384	-	-	56,563,351

Disbursements in ordinary course:
Salaries and benefits	4,380,425	-	-	-	4,380,425
Travel and other expenses	193,132	-	-	-	193,132
Occupancy and supplies	1,200,346	-	-	-	1,200,346
Other outside services	726,202	-	-	-	726,202
Other disbursements	443,895	-	-	-	443,895
D&O Insurance	464,625	-	-	-	464,625
Trust Advisory Board fees and expenses	1,381,556	-	-	-	1,381,556
Disbursements in ordinary course	8,790,182	-	-	-	8,790,182

Total Disbursements	725,659,427	4,472,384	-	89,673,579	819,805,390

Ending Cash and Cash Equivalants	$118,960,602	$3,527,616	$105,363,822	$1,614,020	$229,466,060

WMI Liquidating Trust
June 2014 Quarterly Summary Report - UNAUDITED
Statements of Net Assets in Liquidation
(Liquidation Basis)

	6/30/2014	Effective Date
Assets:
Cash and cash equivalents	$118,960,602	$140,117,720
Cash held in reserve for litigation costs	3,527,616	20,000,000
Cash held in reserve for disputed claims	105,363,822	725,779,642
Other restricted cash	1,614,020	53,738,857
Total cash and cash equivalents	229,466,060	939,636,219

Income tax receivable	51,300,000	96,000,000
Runoff notes	733,003	127,851,091
Runoff notes held in reserve for disputed claims	1,617,868	1,232,742
Investment in subsidiaries	174,746	3,715,263
Prepaid expenses	900,548	948,080
Other assets	544,306	2,285,732
Total assets	$284,736,531	$1,171,669,128

Liabilities:
Pre-effective date liabilities	$474,000	$94,112,477
Cash held for allowed claimants	1,614,020	53,471,976
Estimated costs to operate trust (See Notes 2 and 9 for further information)	16,682,391	40,000,000
Accounts payable	-	6,123,945
Accrued wages and benefits	308,100	18,261
Other accrued liabilities	1,864,893	133,441
Accrued liabilities - DCR	-	-
Total liabilities	20,943,405	193,860,100

Net assets in liquidation:
Net assets subject to disputed claims	106,981,690	727,012,384
Net assets available to Liquidating Trust Interests	156,811,436	250,796,644
Total net assets	263,793,126	977,809,028

Total liabilities and net assets	$284,736,531	$1,171,669,128

The accompanying notes are an integral part of this unaudited financial statement.

WMI Liquidating Trust
June 2014 Quarterly Summary Report - UNAUDITED
Statement of Changes in Net Assets in Liquidation
(Liquidation Basis)

	Quarter Ended June 30, 2014	Cumulative to Date

Net assets, beginning:	369,319,037	977,809,028

Income
Interest / Investment income - DCR	10,852	401,107
Interest income - runoff notes	1,205,833	32,839,340
Earnings / (Losses) from subsidiaries	(2,913)	(108,639)
Recovery of/(Additional) pre-effective expense	-	66,356,720
Other income / (Expense)	432,167	2,971,904
Total income	1,645,939	102,460,432

Expenses
Payroll and benefits	327,287	3,793,134
Occupancy and supplies	83,922	791,236
Professional fees & services	2,931,116	54,994,338
Other expenses	260,137	1,596,716

Total operating expenses	3,602,463	61,175,424
Change in reserve for costs to operate trust	(3,602,463)	(23,317,609)
Litigation expenses	107,761	4,529,189
Added / (Reduced) Expense	107,761	42,387,004

Other items
Allowed Claims	(436,357)	(52,220,473)
Disbursement to Liquidating Trust Interests - cash	-	(614,860,046)
Disbursement to Liquidating Trust Interests - runoff notes	(106,627,732)	(106,627,732)
Other disbursements	-	(381,080)

Total changes in Net Assets	(105,525,911)	(714,015,903)

Net assets, ending	263,793,126	$263,793,126

The accompanying notes are an integral part of this unaudited financial statement.

NOTES TO FINANCIAL STATEMENTS
(Unless otherwise defined herein, all capitalized terms have the same meaning as defined in the Plan)

Note 1:  Establishing the Trust

The Plan provides for the creation of the Trust.  On or shortly after the Effective Date, certain of the Debtors’ assets were transferred to the Trust for the benefit of those stakeholders who were not paid in full as part of the Initial Distribution made on or about March 23, 2012 or whose claim was disputed or otherwise unresolved.  The Trust is and will continue to be responsible for liquidating, converting to cash and distributing the Trust’s assets to the Trust’s beneficiaries.  The beneficiaries have received, and will continue to receive, under certain circumstances as specified by the Plan, beneficial interests in the Trust in exchange for their unpaid Claims against or Equity Interests in the Debtors (“Liquidating Trust Interests” or “LTIs”).  The LTIs are not transferable except by will, intestate succession or operation of law.  The outstanding balance for LTIs as of June 30, 2014 is reported on the “Rollforward of Liquidating Trust Interests.”

Creditors who held unpaid claims as of the Effective Date and who were projected to receive recoveries under the Plan as of such date, have received or will receive LTIs for their unpaid Allowed Claims entitling them to future distributions from or by the Trust in accordance with the subordination provisions of the Plan.   If distributions from the Trust become available to creditors and Equity Interest holders who have not received LTIs, additional LTIs will be issued to effectuate future distributions.

In addition, the Liquidating Trustee administers the Disputed Claims Reserve (“DCR”).  Holders of claims who have not been allowed did not receive cash or LTIs as part of the Initial Distribution, and such assets were transferred to the DCR pending resolution of claims.   Since the Effective Date, the DCR balances have changed due to the disallowance or allowance of disputed claims as well as payment on behalf of LTIs held by the DCR.

The Trust, as a liquidating trust, is intended to qualify as a grantor trust for U.S. federal and state income tax purposes. A grantor trust is generally not treated as a separate taxpaying entity (i.e., it is treated as a pass-thru entity); as such, we do not anticipate that the Trust will be subject to U.S. federal or state income taxation.  See Note 4.

Note 2:  Liquidation Basis Accounting

Given the liquidating nature of the Trust, management is reporting its financial statements using liquidation basis accounting, consistent with AICPA Statement of Position 93-3 (“SOP 93-3”).  Liquidation basis accounting may be considered GAAP for entities that do not intend to continue as a going concern.

Key elements of liquidation basis accounting as set forth in SOP 93-3 include:

•
Assets and liabilities should be reported at their net realizable values.  The Trust is reporting the values consistent with the values used for tax purposes, which were based on estimates made by an independent valuation firm for select assets.

•
Instead of a balance sheet and income statement, the Trust provides a Statement of Net Assets in Liquidation and Statement of Changes in Net Assets in Liquidation.  The Statement of Net Assets should report assets and liabilities at the amount of cash expected to be received or paid in liquidation.  Such a report is inherently uncertain, as it is based on estimates and assumptions.  The cash amounts actually received and paid could be materially different than the reported balances.

•
The costs expected to consummate the liquidation should be recorded upfront.  On the Effective Date, the Trust recorded a liability (the “Operating Reserve”)1 of $40.0 million to operate the Trust.  The Operating

_______________________
1 On the balance sheet, the item titled “Estimated cost to operate the Trust” is herein referred to as “the Operating Reserve.”

Reserve has increased over time. As of December 31, 2013, management estimated total expenses for the period from the Effective Date through March 19, 2015 (i.e. the date on which the Trust is to terminate in accordance with its terms), to be $77.8 million and recorded an Operating Reserve of $28.8 million. During the six months ending June 30, 2014, the Trust incurred operating expenses of $12.1 million reducing the Operating Reserve to $16.7 million.

Given the current status of various litigations, including the employee claims litigation and tax refund litigations, it is probable that the Trust will exercise the option set forth in the Plan and the Liquidating Trust Agreement to extend the term of the Trust for up to an additional three years; however, no final decision has been made in this regard. Furthermore, even if the term of the Trust is extended in accordance with Liquidating Trust Agreement, management does not currently believe that a full, three-year extension would be necessary.  The Trust’s 2014 year-to-date operating expenses have been lower than projected in the recently approved budget; however, management believes this could be a timing difference with more costs incurred during the extended period.  Depending on the length of the extension and the assets and claims that are monetized and pursued, as the case may be, during that time, the Trust estimates that additional costs to operate the Trust could be approximately $15 million, subject to additional adjustment based on facts and circumstances existing at the time any such extension is authorized or effected.

The Trust does not have predictable revenue-generating operations; therefore, in an effort to ensure that the Trust has adequate funds on hand to fund the possible increase in operational costs associated with, among other things litigating employee claims to final resolution, extending the term of the Trust, and potentially replenishing (in whole or in part) the Reserve for Litigation (See Note 5), as of August 1, 2014, the Trust will withhold from funds otherwise available for distribution additional funds of approximately $22.8 million.  After giving effect to this additional “hold-back”, total funds available for operational purposes totals approximately $39.5 million.

Note 3:  Distributions to LTI Holders

The Plan and Liquidating Trust Agreement provide that the Liquidating Trustee will make distributions on at least a quarterly basis, subject to certain exceptions.

The next scheduled Distribution Date is August 1, 2014.  The Trust will distribute approximately $78.4 million to LTI holders.  The principal source of the funds includes the receipt of $44.7 million from the Tax Refund Escrow (see Note 6), a release of $48.4 million from the DCR as a result of the application of the 502(b)(7) Cap (see Note  9) and other miscellaneous items; however, such amount to be distributed includes a holdback of $15.6 million (in addition to $7.2 million held back in prior quarters) to fully fund the Trust’s operating budget on an as-extended basis and reserve for additional contingencies.

Note 4:  Disputed Claims Reserve

From and after the Effective Date, the Trust retains, for the benefit of each holder of a disputed claim, cash, LTIs, and to the extent elected by such holder, Runoff Notes issued by Reorganized WMI, and any dividends, gains or income attributable in respect of any of the foregoing.  The amounts retained are calculated as if each of the claims is an Allowed Claim in an amount equal to the lesser of (i) the liquidated amount set forth in the filed proof of Claim relating to such Disputed Claim, (ii) the amount in which the Disputed Claim shall be estimated by the Bankruptcy Court pursuant to section 502 of the Bankruptcy Code and constitutes and represents the maximum amount in which such Claim may ultimately become an Allowed Claim, and (iii) such other amount as may be agreed upon by the holder of such Disputed Claim and the Liquidating Trustee; provided, however, that the recovery by any holder of a Disputed Claim shall not exceed the lesser of (i), (ii) and (iii) above.

Pursuant to the Plan and the Liquidating Trust Agreement, the Liquidating Trustee (A) treats the DCR as a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9 (and will make any appropriate elections), and (B) to the extent permitted by applicable law, reports consistently with the foregoing for state and local income tax purposes.  Accordingly, the DCR is a separate taxable entity for U.S. federal income tax purposes, and all distributions from such reserve are taxable to the reserve as if sold at fair market value.  Any distributions from the DCR will be treated for U.S. federal income tax purposes as if received directly by the recipient from the Debtors on the original Claim or Equity Interest of such recipient.

During the quarter, the Trust distributed $12.9 million for claims allowed on March 31, 2014.

On June 30, 2014, approximately $48.4 million of cash and $733,000 of Runoff Notes were released from the DCR to become general assets of the Trust.  The release related to funds held on behalf of employee claimants whose claims were reduced based on the ruling wherein the 502(b)(7) Cap applied (See Note 9)

On the Statement of Net Assets, as of June 30, 2014, DCR assets include cash of $105.4 million and $1.6 million of Runoff Notes (including interest).  The DCR, by reason of its allocable ownership of LTI assets on behalf of disputed claimants, is entitled to a pro rata share of the remaining assets of the Trust.  Assets of the DCR will be made available to the LTI holders in accordance with the Plan as and when disputed claims become disallowed.  For further information regarding the DCR, see the “Rollforward of Liquidating Trust Interests” and the “Rollforward of Disputed Claims Reserve.”

Note 5:  Reserve for Litigation Costs

The Plan required that the Trust set aside $20.0 million (the “Litigation Reserve”) to potentially pursue recoveries from pending and future investigations, litigations (other than tax-related litigation) and to defend certain claims.  Because it has not been determined whether and to what extent such funds will actually be used, the Trust did not, upon emergence, record a liability for such costs and the Trust reports these litigation costs as they are incurred.  Nevertheless, the Trust does report the cash held on account of the Litigation Reserve as a separate line item on the Statement of Net Assets and the activity is disclosed on the Schedule of Cash Receipts and Disbursements.

In connection with a distribution to LTI holders in November 2013, the Litigation Subcommittee authorized a release of $12 million from the Litigation Reserve to partially fund such distribution.  In accordance with the terms of the Liquidating Trust Agreement, as recently amended, the Litigation Subcommittee may require, subject to applicable conditions, that the Trust replenish the Litigation Reserve by up to $12 million, on an-as needed basis, from unrestricted funds currently held by the Trust, or as funds become available in the future.  Such replenishment could come from a release of the $39.5 million currently being held for operating expenses.

As of June 30, 2014, $4.5 million had been paid to professionals representing the Trust in connection with pending and potential investigations, litigations and claims, and total costs incurred in connection with the foregoing were $4.5 million.  Therefore, on June 30, 2014, the Litigation Reserve had an available balance of $3.5 million.

Note 6:  Taxes

Pursuant to the Plan and the Global Settlement Agreement with JPMC and the FDIC, the Trust and JPMC will share in all future WMI net tax refunds on a 20% / 80% pro rata basis, respectively.  There are numerous litigations and refunds remaining at the Federal and State tax levels.  Total net refunds remaining are estimated to be between $200 and $600 million, of which the Trust would receive between $40 and $120 million.  An escrow account (the “Tax Refund Escrow”) was established to accumulate net tax refunds in accordance with the terms of the Global Settlement Agreement.

Management’s estimate of the Trust’s share of the net tax refunds on the Effective Date was $96 million.  The Trust and the Franchise Tax Board (the “FTB”) (with the concurrence of JPMC), reached an agreement in principle (the “California Tax Settlement”) on May 21, 2014.  The Court approved the California Tax Settlement [D.I. 11815] resulting in a payment to the Tax Refund Escrow of $223.5 million on June 2, 2014 and the subsequent distribution of $44.7 million to the Trust,  20% of the refund in accordance with the GSA.  The balance of $51.3 million on the balance sheet represents management’s estimate of the net tax refunds remaining.

There remains approximately $34 million in potential refunds due to the WMI Group from California relating to tax years of HF Ahmanson and Subsidiaries, a predecessor group of corporations.  The final amount of refunds and the timing of payment is dependent on the outcome of the Trust’s current litigation with the Internal Revenue Service (“IRS”) seeking refunds relating to the IRS acceleration of the recognition of income into 1995 discussed below.   If the Trust prevails in the litigation with the IRS on this matter, the Trust will receive approximately $6.8 million, in accordance with the tax refund allocations set forth in the GSA.  If the IRS prevails in this litigation, the Trust should receive approximately $2.0 to $2.4 million.

In the Court of Claims action, the IRS and the WMI Group have reached a settlement in principle with the IRS with respect to the portion of the Court of Claims action dealing with the acceleration of recognition of certain income into the 1995 tax year.  The Trust filed its motion for approval of the settlement by the Bankruptcy Court on April 23, 2014.  Such motion was approved by the Bankruptcy Court on May 31, 2014.  This settlement is still subject to internal review by the US Department of Justice and the Congressional Joint Committee on Taxation.  If approved by all parties, the WMI Group would be entitled to a net tax refund of approximately $42.9 million plus interest and return of penalties, if any.  The Trust is entitled to 20% of this refund pursuant to the GSA.  It is anticipated that the remaining Court of Claims actions will be tried during the 2015 calendar year.

WMI initiated a suit in the U.S. District Court of Western Washington at Seattle (“District Court”) and two suits in the United States Court of Federal Claims (“Court of Claims”) claiming federal tax refunds for deductions for the amortization and abandonment of certain intangible assets by a predecessor corporation in the 1990 through 1995 and the 1998 tax years.  In addition to claiming deductions relating to certain intangible assets in the Court of Claims suit for 1995, WMI claimed a refund for taxes paid as a result of an IRS audit adjustment accelerating the recognition of certain income into the 1995 tax year.

In the District Court action, the court initially ruled against WMI on summary judgment as to the legal issue of whether the taxpayer was entitled to a tax basis in the specified assets.  The U.S. Court of Appeals for the Ninth Circuit reversed the decision of the District Court and remanded the case back to the District Court to make a determination of tax basis and the corresponding amount of tax refunds.  A trial to determine the amount of tax basis was held in December 2012.  On February 10, 2014 the District Court issued its opinion dismissing WMI’s claim for refund.  In its ruling, the District Court held that WMI failed to carry its burden of proof as to the amount of the deduction being claimed.  In addition, the District Court found that Home Savings (a predecessor bank to Washington Mutual Bank) did not permanently abandon its right to operate in Missouri in 1993.  On April 8, 2014, the WMI Group filed notice that it is appealing this decision to the United States Court of Appeals for the Ninth Circuit.

Note 7:  Runoff Notes

Pursuant to the Plan, Reorganized WMI issued Runoff Notes in the aggregate original principal amount of $130,000,000.00, maturing on the eighteenth (18th) anniversary of the Effective Date, bearing interest at a rate of thirteen percent (13%) per annum (payable in cash to the extent of available runoff proceeds or in kind through the capitalization of accrued interest at the rate of thirteen percent (13%) per annum to the extent runoff proceeds are unavailable).  The repayment of the Runoff Notes is limited to certain proceeds from WM Mortgage Reinsurance Company Inc., (“WMMRC”) which is a wholly-owned subsidiary of Reorganized WMI.

Pursuant to the Plan, creditors were entitled to elect a distribution of Runoff Notes in lieu of cash received on the Effective Date.  To the extent that eligible creditors did not elect all of the Runoff Notes, any remaining balance of the Runoff Notes was transferred to the Trust. The Plan provides the conditions under which the Trust can distribute the Runoff Notes.  On or about May 1, 2014, the Trust distributed approximately $106.6 million of Runoff Notes, comprised of $81 million of First Lien Notes and $25 million of Second Lien Notes.  In accordance with the priority of payments described in Exhibit H to the Plan, the Distribution was allocated to claimants in “Tranche 4”in the following amounts:  $7 million to holders of Senor Floating Rate Notes Claims; $96 million to holders of PIERS Claims; and $3 million to holders of General Unsecured Claims.  Outstanding LTIs were reduced by $93 million in total in the following amounts: $6 million reduction in Senior Floating Rate notes LTIs; $84 million reduction in

PIERS LTIs; and $3 million reduction of General Unsecured LTIs.  Furthermore, the Trust distributed approximately $2.3 million of the Runoff Notes to the DCR on behalf of the disputed General Unsecured Claimants.

As a result of the ruling on the 502(b)(7) limitations on employee claims, as of June 30, 2014, the DCR released approximately $733,000 of Runoff Notes as unencumbered assets of the Trust.  In July 2014, approximately $1.7 million was received as a principal reduction, and interest thereon, of the First Lien Notes held by the Trust and the DCR due to two optional redemptions paid by Reorganized WMI during the month.  Of the $1.7 received, approximately $535,000 is related to the Runoff Notes held as general assets of the Trust and is considered available for the August 1, 2014 distribution to LTI holders.  The remainder is held by the DCR on behalf of disputed claimants.

Note 8:  Disputed Equity Escrow

In addition to the DCR, the Plan established a Disputed Equity Escrow to hold shares of Reorganized WMI common stock for distribution based on the resolution of disputed equity interests.  A dismissal of disputed equity interests will result in a distribution to common shareholders of Reorganized WMI consistent with the allocation of, and manner of distribution of, common shares on the Effective Date.  The shares and any cash distributed on behalf of the shares are held in a separate escrow account that is not recorded as an asset of the Trust.  The Liquidating Trustee is the escrow agent for the Disputed Equity Escrow.  The Disputed Equity Escrow is taxed in a similar manner to the DCR (see description above).  All expenses of the Disputed Equity Escrow (other than taxes) are borne by the Trust.  As of June 30, 2014, there were approximately 2.9 million shares of Reorganized WMI common stock in the Disputed Equity Escrow.

Note 9:  Employee Related Claims

As of June 30, 2014, the Trust held $62.8 million of cash and $1.6 million of Runoff Notes in reserve on account of the Employee Claims, with the aggregate remaining amount of those claims totaling approximately $60.5 million after the application of the Section 502(b)(7) Cap (as defined below).

As previously disclosed, the Trust entered into settlements in principle with 56 of the Remaining Claimants representing over $90 million of disputed claims.  Since then, the Federal Deposit Insurance Corporation (“FDIC”) and Board of Governors of the Federal Reserve System (“FRB”) directed the Trust to submit a letter request seeking a determination as to the applicability of the so-called "golden parachute" regulations with respect to certain benefits for which these claimants are seeking payment.  As a result of the FDIC’s and FRB’s directive, only 32 claimants (representing approximately $19 million in claims) entered into stipulations with the Trust and agreed to participate in the interagency approval process.  In response to the Trust's letter request on behalf of the 32 claimants, by letter, dated July 16, 2013, the FDIC notified the Trust that payments on account of such settlements (other than one de minimis settlement) are subject to such “golden parachute" regulations and can be paid to claimants only if and when the FDIC and FRB approve payment following a duly submitted application.  The Trust filed such application on August 14, 2013.  On the same day, the Trust also filed a second letter request with the FDIC requesting a determination as to whether such "golden parachute" regulations are applicable with respect to payments that would be payable to non-settling claimants (or claimants with settlements in principle who declined to finalize and execute stipulations with the Trust) if such claimants prevail on their claims before the Court.  On April 22, 2014, the Trust received a response to its August 14, 2013 letter stating that all but a small number of the agreements related to the remaining non-settled claims are subject to such “golden parachute” regulations and can be paid to claimants only if and when the FDIC and FRB approve payment following a duly submitted application.  As of December 31, 2013, of the 32 claimants who entered into stipulations with the Trust and agreed to participate in the interagency approval process, upon notification by the FDIC, one has been paid due to the de minimis amount of such settlement; one has withdrawn; and one claimant recently requested that the Trust amend such application to include payment on account of his settlement.  As a result, as of the date of this report, there are now 31 Remaining Claimants with settlements that are pending review by the FDIC and FRB.  As of June 30, 2014, these 31 claimants have an aggregate remaining claim amount of $12.7 million after the application of the Section 502(b)(7) Cap (as defined below).

In accordance with the order entered by the Bankruptcy Court, on September 20, 2013, the Trust filed a complaint in the United States District Court for the Western District of Washington (the “Washington District Court”) seeking certain declaratory relief regarding the applicability of the golden parachute regulations and automatic termination regulations to the employee related claims.  On November 5, 2013, the Trust filed an amended complaint (the “Amended Complaint”).  Pursuant to an order of the Washington District Court, responses to the Amended Complaint were due on or before January 21, 2014 and several defendants filed motions to dismiss and/or to transfer venue of the proceeding.  The Trust filed its responses to such motions on March 6, 2014.  On July 3, 2014, United States District Court Judge Richard A. Jones, the presiding judge in the declaratory judgment action, issued a Decision and Order granting certain defendants’ motion to transfer venue from the Washington District Court to the United States Bankruptcy Court for the District of Delaware.  Additionally, the Decision and Order terminated all other motions pending before the Washington District Court.  The action is currently pending in the Bankruptcy Court.

At the April 23, 2014, hearing to consider the Trust’s summary judgment motion (The “Summary Judgment Motion”) to cap the maximum allowable amount payable on account of certain employee claims in accordance with the limitations imposed by Section 502(b)(7) of the Bankruptcy Code (the “502(b)(7) Cap”) and to release reserves held in excess of such amounts, the Bankruptcy Court held that the 502(b)(7) Cap applies to limit all of the claims subject to the motion, however, certain bonuses should be included in calculating the cap amount for each claimant.  The Trust and the employee claimants, or their respective counsel, as the case may be, conferred and agreed on the caps for all but two (2) claimants.  The Trust is in the process of meeting and conferring with the remaining claimants to resolve their disputes.  As a result, approximately $48.4 million above and beyond the claimants’ 502(b)(7) Cap amounts was released from the DCR as of June 30, 2014.

As reported in the prior QSR, on March 10, 2014, the Trust entered into a settlement agreement (the “Providian Settlement Agreement”) with fifteen (15)  employee claimants (the “Providian Claimants” and, together with the Trust, the “Parties”), who, pursuant to their proofs of claim and related documentation and agreements, maintain historical claims relating to the period prior to the seizure of WMB’s assets, as well as claims arising from or relating to the seizure of WMB’s assets .  On March 27, 2013, the Court entered the order approving the Providian Settlement Agreement and the matters covered therein.  The Trust recorded the settlement as an allowed claim as of March 31, 2014 and distributed the payment of $12.5 million on April 11, 2014.  Pursuant to the Providian Settlement Agreement, the Parties withdrew all claims, causes of action, motions, objections and any other pleadings from the employee claims litigation with respect to the Providian Claimants.

Subsequent to the Bankruptcy Court’s decision with respect to the Summary Judgment Motion, the Trust and counsel to certain employee claimants agreed to amend existing scheduling orders to provide that the Trust would produce documents with respect to certain supplemental custodians by no later than August 29, 2014, and adjourned all outstanding discovery deadlines by six (6) months, with the “change in control” hearing to be held in late March 2015.  As of the date hereof, the Trust has responded to 23 sets of requests for production of documents and 14 sets of interrogatories, has reviewed over 800,000 documents from approximately 120 custodians, and has produced more than 65,000 documents.

WMI Liquidating Trust
June 2014 Quarterly Summary Report -- UNAUDITED
Rollforward of Liquidating Trust Interests (1)

	Beginning -- 04/01/14	Post Effective Accretion	Allowed	Disallowed (2)	Disbursement (3)	Other	Ending -- 06/30/14	06/30/14 - 08/01/14 Accretion	Projected 08/01/14 Distribution	Projected Ending Balance

PIERS (Tranche 4)	$240,156,074	$893,430	$-	$-	$(83,553,775)	$-	$157,495,729	$266,887	$(60,641,015)	$97,121,601

Remaining Postpetition Interest Claim (Tranche 4) (4)	47,138,358	206,870	-	-	(6,491,737)	-	40,853,491	69,229	(15,729,932)	25,192,787

Allowed General Unsecured Claims (Tranches 2-4)	3,288,304	12,594	-	(4,557)	(1,030,635)	-	2,265,706	3,839	(872,371)	1,397,174

LTI balances -- Current LTI holders	290,582,735	1,112,894	-	(4,557)	(91,076,147)	-	200,614,925	339,956	(77,243,318)	123,711,563

LTI balances -- Disputed Claims	6,340,629	24,284	-	(1,373,483)	(1,987,317)	-	3,004,114	5,091	(1,156,682)	1,852,523

TOTAL LTI Balances	$296,923,364	$1,137,178	$-	$(1,378,040)	$(93,063,464)	$-	$203,619,039	$345,046	$(78,400,000)	$125,564,086

NOTES

* Holders of Liquidating Trust Interests will receive statements of their individual LTI holdings outlining the respective rollforward activity through 08/01/14.

1)
Liquidating Trust Interests are not issued to holders of subordinated claims and equity interests.  Additional LTI's will only be issued to holders of subordinated claims and equity interests if proceeds exceed the face amounts issued to current LTI holders.

2)
Includes the cancelation of LTIs reserved in DCR pursuant to disallowance of applicable disputed claims in excess of respective 502(b)(7) calculated caps and LTIs associated with forfeited claims, net of additional LTI amounts to reinstate reserves for certain claims.

3)
Represents the May 1, 2014 non-cash distribution of runoff notes.  Whereas a total of $106.6 million of runoff notes were distributed, the reduction of LTI balances pursuant to the Plan totaled $93.1 million.

4)
A Claim by a holder of an Allowed Senior Notes Claim with respect to Floating Rate Notes against any of the Debtors or the Debtors’ estates for interest accrued during the period from the Petition Date up to and including the date of final payment of such Claim, in an amount equal to (a) such holder’s Postpetition Interest Claim minus (b) such holder’s Intercreditor Interest Claim.

WMI Liquidating Trust
Next Dollar Analysis - LTI Balance as of June 30, 2014

Remaining Aggregate Distribution	Distribution Description	LTI Distribution Recipient (1)

Up to $203,619,039	Until LTI holders of Remaining Post-Petition Interest, PIERS and GUC are paid in full	Remaining Post Petition Interest Claim -- Senior Floating	20.1%
		General Unsecured Claims	2.6%
		PIERS CUSIPs	77.3%

NOTES:
(1)	The disputed claims (on an "as if allowed" basis) are included in the General Unsecured Claims percentages.

WMI Liquidating Trust
June 2014 Quarterly Summary Report - UNAUDITED
Rollforward of Disputed Claims Reserve

	Disputed Assets (2)	LTI (3)

Beginning Balance - 03/31/2014	154,122,611	6,340,629

Post-effective Accretion on LTI portion	-	24,284

Net Cash Interest Earned on Disputed Assets	8,840	-

Net interest Earned on DCR Runoff Notes	50,526	-

Cash Distribution to Disputed LTIs	-	-

Runoff Note Distribution to Disputed LTIs	2,326,653	(1,987,317)

Less: Allowed Claims (1)	(436,357)	-

Less: Disallowed Claims (4)	(49,090,583)	(1,373,483)

Other Adjustments	-	-

Ending Balance - 06/30/2014	106,981,690	3,004,114

NOTES:
1)	Cash payment for allowed claims includes each claim's pro rata portion of the interest earned by the DCR after the Effective Date.
2)	"Disputed Assets" includes cash and Runoff Notes held for the benefit of disputed claims.
3)	The face amount of unpaid claims which represents a claim against the general assets of the Trust, distributable in accordance with the subordination provisions of the Plan
4)	Includes the release of cash and runoff notes and cancelation of LTIs reserved in the DCR purusuant to the disallowance of claims in excess of the Section 502(b)(7) Cap amounts.

Components:
Cash released	48,357,580
Runoff Notes released	733,003
49,090,583